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                                                               Exhibit A

CNG Power Company
Power Generation Division Balance Sheet
December 31, 1995 (Unaudited)  (1)
(Thousands of Dollars)

                                                             Power
                                                           Generation
Assets                                                      Division
______                                                    ____________

Property, plant and equipment
     Total investment  . . . . . . . . . . . . . . . . .    $   690
     Less accumulated depreciation . . . . . . . . . . .        320
                                                            _______

            Net property, plant and equipment                   370
Cash  . . . . . . . . . . . . . . . . . . . . . . . . . .         0
Investments, at cost  . . . . . . . . . . . . . . . . . .     5,161
Investments, at equity  . . . . . . . . . . . . . . . . .    25,385
Accounts receivable . . . . . . . . . . . . . . . . . . .    13,468
Deferred charges  . . . . . . . . . . . . . . . . . . . .         0
                                                            _______

             Total assets . . . . . . . . . . . . . . . .   $44,384
                                                            =======

Stockholder's Equity and Liability
__________________________________

Capitalization
  Common stockholder's equity
    Common stock  . . . . . . . . . . . . . . . . . . . .   $19,340
    Retained earnings . . . . . . . . . . . . . . . . . .    (3,540)
                                                             _______

             Total common stockholder's equity  . . . . .    15,800

Long term notes payable to parent company . . . . . . . .    12,943
                                                            _______

             Total capitalization . . . . . . . . . . . .    28,743

Total current liabilities . . . . . . . . . . . . . . . .     2,900

Accumulated deferred income taxes . . . . . . . . . . . .    12,741
                                                            _______

Total stockholder's equity and liabilities  . . . . . . .   $44,384

(1) This balance sheet has not been audited by the Company's independent auditors.


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                                                            Exhibit B

CNG Power Company
Power Generation Division Income Statement
December 31, 1995 (Unaudited)
(Thousands of Dollars)

                                                             Power
                                                          Generation
                                                           Division
                                                         ____________

Total operating revenues  . . . . . . . . . . . . . . . .   $    29

Total operating expenses  . . . . . . . . . . . . . . . .       775

      Operating income before taxes . . . . . . . . . . .      (746)
                                                            _______

Total estimated income taxes  . . . . . . . . . . . . . .     1,560

      Operating income  . . . . . . . . . . . . . . . . .    (2,306)

Other income  . . . . . . . . . . . . . . . . . . . . . .     6,418

Interest charges . . . . . . . . . . . . . . . . . . . . .    1,464
                                                            _______

           Net income  . . . . . . . . . . . . . . . . .      2,648
                                                            =======